CENTRAL BANK OF KENYA

24th October, 2019

AMERICATOWNE HOLDINGS INC

4700 HOMEWOOD COURT

SUITE 100

RALEIGH

RE: DELAYED PAYMENT OF KSHS. 42,461,987,000 TO YOUR COMPANY

With the above matter reference;

Motion has been drawn to process the payment of the above to your company. We humbly request for time as an internal collection process has been initiated in order to facilitate the acquisition and dispatching of the funds to your account.

We regret all the inconvenience caused and actions are being taken to remedy the situation.

We thank you for your patience and look forward to do business together.

Yours faithfully,

for

Dr. Patrick Njoroge
Governor Central Bank

CC: **Cabinet Secretary, Treasury**
Permanent Secretary, Treasury
Attorney General